Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Zillow Group, Inc. Amended and Restated 2011 Incentive Plan of our reports dated February 12, 2016, with respect to the consolidated financial statements of Zillow Group, Inc. and the effectiveness of internal control over financial reporting of Zillow Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

March 4, 2016